SUPPLEMENT DATED MARCH 1, 1998 TO PROSPECTUS DATED MAY 1, 1997


Citicorp Life Variable Annuity Separate Account
Citicorp Life Insurance Company

Individual Flexible Premium Deferred Variable Annuity Contracts



The individual flexible premium deferred variable annuity contracts (the "Contracts") offered by this supplemented prospectus have been amended to provide a guaranteed minimum income benefit option (the "Guaranteed Minimum Income Benefit") and to lower the minimum initial and subsequent purchase payment requirements to $150. (The minimum subsequent purchase payment for Qualified Contracts is $100.) The Guaranteed Minimum Income Benefit option guarantees Owners who elect the option a minimum amount available for payment under the Contracts' fixed annuity payment options or a lump sum distribution on the Annuity Income Date provided certain conditions are met. This supplement describes the Guaranteed Minimum Income Benefit option and the features associated with that option as they relate to the Contracts described in the accompanying prospectus.

Once elected, purchase payments and Contract Values may be allocated under the Guaranteed Minimum Income Benefit option, as designated by you, to certain specified subaccounts of the Citicorp Life Variable Annuity Separate Account (the "Separate Account"). The assets of each such subaccount will be invested in a corresponding portfolio of the Variable Annuity Portfolios, the Fidelity Variable Insurance Products Fund ("Fidelity VIP"), the Fidelity Variable Insurance Products Fund II ("Fidelity VIP II"), the AIM Variable Insurance Funds, Inc. or the MFS Variable Insurance Trust (the "Funds").

The portfolios of the Variable Annuity Portfolios available for investment under the Guaranteed Minimum Income Benefit option include CitiSelect VIP Folio 400, CitiSelect VIP Folio 500 and CitiFunds Small Cap Growth VIP Portfolio. The Fidelity VIP Growth, Fidelity VIP Equity Income and Fidelity VIP Overseas Portfolios of the Fidelity Variable Insurance Products Fund, the Fidelity VIP II Contrafund and Fidelity VIP II Index 500 Portfolios of the Fidelity Variable Insurance Products Fund II, the AIM V.I. Capital Appreciation Fund, AIM V.I. Growth Fund, AIM V.I. International Equity Fund, AIM V.I. Value Fund and AIM V.I. Growth and Income Fund of the AIM Variable Insurance Funds, Inc. and the MFS Research Series and MFS Emerging Growth Series of the MFS Variable Insurance Trust are also available for investment under the Guaranteed Minimum Income Benefit option. The accompanying prospectuses for the Funds describe the investment objectives of the available portfolios.

DEFINITIONS

The terms used in the accompanying prospectus shall have the same meaning in this supplement. Additional terms are set forth below.

Annuity Income Option - An annuity payment option available under the Contract.

Guaranteed Minimum Benefits - For each fixed annuity payment option, the minimum amount of fixed annuity payments available under the Guaranteed Minimum Income Benefit option.

Guaranteed Minimum Benefit Factor - For each fixed annuity payment option, the Guaranteed Minimum Benefit payable for each $1,000 applied to that option. If you elect a fixed annuity payment option with a life annuity feature, we calculate the Guaranteed Minimum Benefit Factor using an effective annual interest rate of 4.25%, credited daily. If you elect a fixed annuity payment option without a life annuity feature, we use an effective annual interest rate of 3%, credited daily.

Minimum Benefit Accumulation Amount - The sum of all purchase payments and transfers allocated under the Guaranteed Minimum Income Benefit option, less any withdrawals, credited daily with an effective annual interest rate of 4.25%. If you elect a fixed annuity payment option without a life annuity feature or a lump sum distribution, we will credit daily an effective annual interest rate of 3%.

Rider Value - The sum of the Accumulation Units in each subaccount purchased under the Guaranteed Minimum Income Benefit option multiplied by the Accumulation Unit value for that subaccount.

Stipulated Premium - The amount scheduled to be paid each Contract Year by the Owner under the Guaranteed Minimum Income Benefit option.

THE GUARANTEED MINIMUM INCOME BENEFIT OPTION

Election of the Guaranteed Minimum Income Benefit Option. An Owner may elect the Guaranteed Minimum Income Benefit option at the time of application. With regard to current Owners, we will notify them that the Guaranteed Minimum Income Benefit option has become available in their state of residence. Current Owners will have two months from receipt of such notice to elect the Guaranteed Minimum Income Benefit option by so specifying on a form we have provided and returning the form to our administrative office.

Guaranteed Minimum Income Benefit. Owners who elect the Guaranteed Minimum Income Benefit option will be guaranteed a minimum amount that may be applied under the Contracts' fixed annuity payment options or a lump sum distribution on the Annuity Income Date, provided certain conditions are met. On the Annuity Income Date, Owners who have elected a fixed annuity payment option will also be guaranteed a minimum payment under that payment option.

The minimum payment under a fixed annuity payment option will be the greatest of:

1.	the Rider Value, less premium taxes, applied to the Guaranteed Minimum
Benefit Factor for that 	fixed annuity payment option; or

2.	the Rider Value, less premium taxes, applied to the most favorable annuity
payment table in 	other annuity contracts issued by us on the Annuity Income
Date for that fixed annuity payment option; or

3.	the Minimum Benefit Accumulation Amount applied to the Guaranteed Minimum
Benefit Factor for that fixed annuity payment option.

The Minimum Benefit Accumulation Amount will depend upon the payment option you select. If you select a fixed annuity payment option with a life annuity feature, the Minimum Benefit Accumulation Amount will equal the sum of all purchase payments and transfers allocated to the Guaranteed Minimum

Income Benefit option, less any withdrawals, credited daily with an effective annual interest rate of 4.25%. If you elect a fixed annuity payment option without a life annuity feature, we instead use an effective annual interest rate of 3% in determining the Minimum Benefit Accumulation Amount. Under the Minimum Guaranteed Income Benefit option, an Owner may only elect a fixed annuity payment option without a life annuity feature where the Annuity Income Date is at least 20 years after the Contract Date.

Any lump sum distribution will be equal to the greater of: (1) the Rider Value on the Annuity Income Date; or (2) the Minimum Benefit Accumulation Amount on the Annuity Income Date based on an effective annual interest rate of 3%, credited daily. Under the Guaranteed Minimum Income Benefit option, an Owner may only elect a lump sum distribution where the Annuity Income Date is at least 20 years after the Contract Date.

Purchase Payments. The minimum amount we will accept as an initial or subsequent purchase payment under the Guaranteed Minimum Income Benefit option or the Contract is $150. (The minimum subsequent purchase payment for Qualified Contracts is $100.) The initial payment is due on the Contract Date. Current Owners who elect the Guaranteed Minimum Income Benefit option may allocate any initial purchase payment or transfer of Contract value under the Guaranteed Minimum Income Benefit option at the time they elect the option. Subsequent purchase payments and transfers under the Guaranteed Minimum Income Benefit Option may be made at any time during the Annuitant's lifetime and before the Annuity Income Date.

We also reserve the right to limit an Owner's allocations to the Guaranteed Minimum Income Benefit option during the first three Contract Years (the first three years after the election of the Guaranteed Minimum Income Benefit option for current Owners) to no more than the sum of the Stipulated Premium payments for those Contract Years, plus $10,000. Thereafter, the sum of the total allocations received in the current Contract Year and the preceding two Contracts Years under the Guaranteed Minimum Income Benefit option may not be greater than the sum of the Stipulated Premium for those Contract Years, plus $10,000.

The amount of the Stipulated Premium and the allocation of the Stipulated Premium among the subaccounts is determined by you at the time you elect the Guaranteed Minimum Income Benefit option. We use the Stipulated Premium only to determine the maximum amount of aggregate purchase payments and transfers of Contract value that we will accept under the Guaranteed Minimum Income Benefit option for a given Contract Year. An Owner may choose to allocate an amount less than the Stipulated Premium to the Guaranteed Minimum Income Benefit option in any Contract Year or not to allocate to the option.

We will monitor Owner allocations to the Guaranteed Minimum Income Benefit option to ensure compliance with the above rules, if necessary. If Owner allocations exceed those limits, we will contact the Owner and request additional instructions for allocating such excess payments outside the Guaranteed Minimum Income Benefit option. We will return the amount of the excess allocation at the Owner's request or if the Owner fails to provide us additional allocation instructions.

Allocation of Purchase Payments. At the time of application or election of the Minimum Guaranteed Income Benefit option, as applicable, you must specify the allocation of the initial purchase payment among the subaccounts available under the option. We reserve the right to require each allocation to a subaccount to be at least $100 and a whole percent of the purchase payment. You may allocate purchase payments to the subaccounts of the Separate Account that are not available under the Guaranteed

Minimum Income Benefit option as well as to the Fixed Account. You may also allocate purchase payments outside the Guaranteed Minimum Income Benefit option to those subaccounts that are available under the option.

Under the Guaranteed Minimum Income Benefit option, any subsequent purchase payments will be allocated as of the end of the valuation period in which the subsequent purchase payment is received by us and will be allocated in accordance with the purchase payment allocation schedule in effect at the time the purchase payment is received. The allocation schedule may be changed by you at any time by written notice. Changing the purchase payment allocation schedule will not change the allocation of Contract value among the subaccounts and the Fixed Account.

Transfers. Before the Annuity Income Date and subject to the restrictions set forth in the accompanying prospectus, you may transfer amounts under the Guaranteed Minimum Income Benefit option from a subaccount to another subaccount available under the option. You may transfer amounts from the Guaranteed Minimum Income Benefit option to the subaccounts of the Separate Account that are not available under the Guaranteed Minimum Income Benefit option as well as to the Fixed Account. You may also transfer amounts from the Guaranteed Minimum Income Benefit option to those subaccounts that are available under the option. For purposes of determining the Minimum Benefit Accumulation Amount, we will treat transfers of amounts from the Guaranteed Minimum Income Benefit option as partial withdrawals from the option; we will not assess a Surrender Charge in connection with those transfers.

Transfers will be made based upon your written instructions. The telephone transfer privilege is not available for transfers involving amounts under the Minimum Guaranteed Income Benefit option.

Partial Withdrawals and Surrenders. At any time before the Annuity Income Date, you may make partial withdrawals of the surrender value attributable to amounts under the Guaranteed Minimum Income Benefit option. In general, a partial withdrawal will reduce the Minimum Benefit Accumulation Amount by the amount withdrawn. However, if on the date the partial withdrawal is requested, the Minimum Benefit Accumulation Amount exceeds the Rider Value and the amount withdrawn exceeds 5% of the Minimum Benefit Accumulation Amount calculated as of the first day of the then current Contract Year, the Minimum Benefit Accumulation Amount will be reduced by an amount representing the percentage that the partial withdrawal bears to the Rider Value. The amount of the reduction will equal the amount withdrawn divided by the Rider Value immediately prior to the partial withdrawal multiplied by the Minimum Benefit Accumulation Amount.

At any time before the Annuity Income Date, you may surrender the Contract for its surrender value. The Minimum Benefit Accumulation Amount is not payable upon surrender prior to the Annuity Income Date selected in accordance with the requirements under the Guaranteed Minimum Income Benefit option.

Annuity Payments on the Annuity Income Date. Under the Guaranteed Minimum Income Benefit option, the Annuity Income Date is elected by you at the time of the application and must be at least 10 years after the Contract Date.
You may change the Annuity Income Date at any time provided you give us at least 30 days prior written notice. If the Annuity Income Date is less than 20 years after the Contract Date, any change in the Annuity Income Date must result in an Annuity Income Date that is at least 2 years from the date of such change and at least 10 years after the Contract Date. Any change to the Annuity

Income Date not in conformity with these requirements may cause the termination of the Guaranteed Minimum Income Benefit option.

Any time prior to the Annuity Income Date, you may change the Annuitant(s) by written notice to us. Changing the Annuity Income Date or the Annuitant(s) may result in a change to the Guaranteed Minimum Benefits. We will notify you in writing of any changes resulting from a change in the Annuity
Income Date or the Annuitant(s).

Election of Annuity Payment Options. Under the Minimum Guaranteed Income Benefit option, you may only elect an annuity payment option providing fixed annuity payments. If the Annuity Income Date is at least 10, but less than 20, years after the Contract Date, you may only elect annuity payment options 2, 3 and 4 as specified in the Contract or, if we agree, an alternate annuity payment option made available by us with a life annuity feature. If the Annuity Income Date is at least 20 years after the Contract Date, you may elect any annuity payment option providing for fixed annuity payments or a lump sum distribution. An annuity payment option is chosen by you at the time you elect the Guaranteed Minimum Income Benefit option.

Any time prior to the Annuity Income Date, you may change the annuity payment option upon 30 days prior written notice. Changing the annuity payment option will result in a change to the Guaranteed Minimum Benefits. We will notify you in writing of any change resulting from a change in the annuity payment option.

FEES AND CHARGES

Guaranteed Minimum Income Benefit Charge. We will assess a daily charge equal to .50% per annum of the average daily net assets of amounts under the Guaranteed Minimum Income Benefit option for the costs associated with administering the option.

Other Fees and Charges. Daily deductions from the subaccounts currently include a 0.84% per annum deduction for the mortality and expense risk charge and a 0.15% per annum deduction for administrative expenses. We reserve the right to change these charges in the future but guarantee they will not exceed 1.25% and 0.15% per annum, respectively. A maximum surrender charge equal to 7% of purchase payments withdrawn may be assessed in the case of partial withdrawals and surrenders. An Annual Contract Fee may be assessed under Contracts with Contract Values below $25,000. The table below supplements the Expense Table on page six of the accompanying prospectus and sets forth the various fees and charges associated with investment in the Contract if the Guaranteed Minimum Income Benefit option is elected. The Table illustrates the charges deducted at both the Contract and Fund levels.


EXPENSE TABLE

The following expense information supplements the expense information found on pages 6 through 11 of the accompanying prospectus for the Contracts, which should be read together with this information. This information assumes the election of the Guaranteed Minimum Benefit option and that the entire Contract Value is Variable Contract Value.

Separate Account Annual Expenses
	(as a percentage of average net assets)
	Mortality and Expense Risk Charge	           	0.84%
	Administration Charge		                     		0.15%
	Guaranteed Minimum Income Benefit Charge     	0.50%
	             Total Separate Account Expenses		1.49%

Examples

An owner would pay the following expenses on a $1,000 investment, assuming a 5% annual return on assets and the election of the Guaranteed Minimum Income Benefit option.

1.	If the Contract is surrendered or annuitized under a fixed annuity payment option not providing a life annuity or a life annuity with a period certain of at least five years at the end of the applicable time period:

Subaccount				                         	   	1 Year	3 Years	5 Years	10 Years
CitiSelect( VIP Folio 400*		           	   	$96   	$144	      ---	   ---
CitiSelect( VIP Folio 500*		           	   	$96   	$144   	   ---	   ---
CitiFunds Small Cap Growth VIP Portfolio*	 	$92   	$134	      ---	   ---
	(formerly Landmark Small Cap Equity VIP
  Fund)
Fidelity VIP Growth Portfolio 			          	$90   	$128     $166   $289
Fidelity VIP Equity Income Portfolio* 		   	$89   	$125	      ---	   ---
Fidelity VIP Overseas Portfolio*		        		$93   	$135   	   ---	   ---
Fidelity VIP II Contrafund Portfolio*		    	$91   	$129	      ---	   ---
Fidelity VIP II Index 500 Portfolio*		     	$86   	$116	      ---	   ---
AIM V.I. Capital Appreciation Fund		       	$91   	$129   	 $168	  $293
AIM V.I. Growth Fund*				                  	$91   	$130	      ---	   ---
AIM V.I. International Equity Fund*		      	$93   	$136	      ---	   ---
AIM V.I. Value Fund*				                   	$91   	$129	      ---	   ---
AIM V.I. Growth and Income Fund*		         	$91   	$130	      ---	   ---
MFS Research Series*				                   	$93   	$137	      ---	   ---
MFS Emerging Growth Series*			             	$93   	$137	      ---	   ---

2.	If the Contract is annuitized under a fixed annuity payment option providing either a life annuity or a life annuity with a period certain of at least five years at the end of the applicable time period:

Subaccount			                           		 	1 Year	3 Years	5 Years	10 Years
CitiSelect( VIP Folio 400*			              	$32   	$97	       ---	   ---
CitiSelect( VIP Folio 500*			              	$32   	$97	       ---	   ---
CitiFunds Small Cap Growth VIP Portfolio*	 	$28   	$86	       ---	   ---
	(formerly Landmark Small Cap Equity VIP
  Fund)
Fidelity VIP Growth Portfolio			           	$26   	$79	    $136  	 $289
Fidelity VIP Equity Income Portfolio*		    	$25   	$76	       ---	   ---
Fidelity VIP Overseas Portfolio*			        	$28   	$87	       ---	   ---
Fidelity VIP II Contrafund Portfolio*		    	$26   	$81	       ---	   ---
Fidelity VIP II Index 500 Portfolio*		     	$22   	$67	       ---	   ---
AIM V.I. Capital Appreciation Fund		       	$26   	$81   	 $138	   $293
AIM V.I. Growth Fund*				                  	$27   	$82	       ---	   ---
AIM V.I. International Equity Fund*	      		$29   	$88	       ---	   ---
AIM V.I. Value Fund*				                   	$26   	$81    	   ---	   ---
AIM V.I. Growth and Income Fund*		         	$27   	$82	       ---	   ---
MFS Research Series*				                   	$29   	$89 	      ---	   ---
MFS Emerging Growth Series*			             	$29   	$89	       ---	   ---

3.	If the Contract is not surrendered or annuitized at the end of the applicable time period:

Subaccount				                            		1 Year	3 Years	5 Years	10 Years
CitiSelect( VIP Folio 400*			              	$32   	$97	       ---	   ---
CitiSelect( VIP Folio 500*		              		$32   	$97	       ---	   ---
CitiFunds Small Cap Growth VIP Portfolio*	 	$28   	$86	       ---	   ---
	(formerly Landmark Small Cap Equity VIP
  Fund)
Fidelity VIP Growth Portfolio			           	$26   	$79	     $136  	 $289
Fidelity VIP Equity Income Portfolio*	    		$25   	$76	       ---	   ---
Fidelity VIP Overseas Portfolio*			        	$28   	$87	       ---	   ---
Fidelity VIP II Contrafund Portfolio*		    	$26   	$81	       ---	   ---
Fidelity VIP II Index 500 Portfolio*		     	$22   	$67	       ---	   ---
AIM V.I. Capital Appreciation Fund		       	$26   	$81	     $138	   $293
AIM V.I. Growth Fund*				                  	$27   	$82	       ---	   ---
AIM V.I. International Equity Fund*		      	$29   	$88	       ---	   ---
AIM V.I. Value Fund*				                   	$26   	$81	       ---	   ---
AIM V.I. Growth and Income Fund*		         	$27   	$82	       ---	   ---
MFS Research Series*				                   	$29   	$89	       ---	   ---
MFS Emerging Growth Series*			             	$29   	$89	       ---	   ---
_________________
*These subaccounts became available for investment under the Contract as of
February 3, 1997.

The examples provided above assume that no transfer charges or premium taxes have been assessed. The examples also assume that the Annual Contract Fee is $30 and that the average Contract Value is $10,000, which translates the Annual Contract Fee into an assumed .30% charge for the purposes of the examples based on a $1,000 investment.

The examples should not be considered a representation of past or future expenses. The assumed 5% annual rate of return is hypothetical and should not be considered a representation of past or future annual returns, which may be greater or less than this assumed rate.

CONDENSED FINANCIAL INFORMATION

The Guaranteed Minimum Income Benefit option first became available on December 10, 1997. As such, Accumulation Unit information reflecting the performance of the subaccounts available under this option is not yet available.

OTHER PROVISIONS RELATED TO THE OPTION

Modification. Upon notice to you, or the Annuitant, we may modify the rider for the Guaranteed Minimum Income Benefit option if:

1.	necessary to comply with any applicable law or regulation issued by a government agency; or

2.	necessary to add, delete or modify the subaccounts available under the
Guaranteed Minimum 	Income Benefit option; or

3.	necessary to reflect a change in the operation of those subaccounts.

Termination. Once elected, the Guaranteed Minimum Income Benefit option will remain in force until you terminate the option or surrender the Contract. If, after you elect the Guaranteed Minimum Income Benefit option, the Rider Value equals zero, the Guaranteed Minimum Income Benefit option will terminate automatically. Once terminated, the Guaranteed Minimum Income Benefit option can not be reinstated. The provisions of the Contract, however, will continue to apply.

THIS PROSPECTUS SUPPLEMENT MUST BE ACCOMPANIED BY THE CURRENT
PROSPECTUSES FOR THE FUNDS. PLEASE READ THIS SUPPLEMENTED PROSPECTUS AND THE PROSPECTUSES FOR THE FUNDS BEFORE YOU INVEST.